July __, 1995


AmeriKing, Inc.
2215 Enterprise Drive
Suite 1502
Westchester, Illinois 60154

                              Re:  Common Stock, $.01 par value per share

Ladies and Gentlemen:

         We have acted as special counsel to AMERIKING, Inc., a Delaware corporation (the "Company"), in connection with the proposed initial public offering (the "Offering") of up to an aggregate of [10,000,000] shares of the Company's Common Stock, $.01 par value per share (the "Common Stock"). In this connection, we have examined such corporate and other records, instruments, certificates and documents as we have considered necessary to enable us to express this opinion.

         Based on the foregoing, it is our opinion that upon completion of the Offering, the Common Stock will have been duly authorized for issuance, and when the Common Stock is delivered in accordance with the Underwriting Agreement in substantially the form filed as Exhibit 1 to the Registration Statement, will be validly issued, fully paid and non-assessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters."


                                       Very truly yours,



                                       MAYER, BROWN & PLATT